Exhibit 99.1

China Automotive Systems Reports 2019 First Quarter Results

WUHAN, China, May 9, 2019 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Net sales decreased 18.5% to $109.2 million from $134.0 million in the first quarter of 2018
•	Net sales of electric power steering (“EPS”) products were $22.2 million, a 11.2% decrease year-over-year
•	Net income attributable to parent company's common shareholders was $1.5 million, or diluted earnings per share of $0.05, compared to $4.3 million, or diluted earnings per share of $0.14, in the first quarter of 2018
•	Total cash and cash equivalents and pledged cash were $91.7 million

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our sales continue to reflect the challenges in the domestic Chinese market. We continue to invest in other advanced steering technologies to broaden our portfolio of steering products to provide a greater range of solutions for our customers.”

First Quarter of 2019

In the first quarter of 2019, net sales were $109.2 million compared to $134.0 million in the same quarter of 2018, reflecting an 18.5% year-over-year decline. The decrease in net sales was mainly due to lower sales volume for legacy products in the domestic and North American passenger markets and the domestic heavy-duty vehicle market, as well as the effect of foreign currency exchange.

Gross profit was $14.0 million in the first quarter of 2019 compared with $21.6 million in the first quarter of 2018. The gross margin was 12.8% in the first quarter of 2019 compared to 16.1% in the first quarter of 2018 mainly due to the changes in the product mix.

Gain on other sales was $1.3 million in the first quarter of 2019 compared to $1.5 million in the first quarter of 2018, reflecting lower scrap volume.

Selling expenses were $3.1 million in the first quarter of 2019, compared to $5.8 million in the first quarter of 2018. The decrease was primarily due to reduced logistics fees reflecting lower sales volume and the use of lower-price shippers. Selling expenses represented 2.8% of net sales in the first quarter of 2019 compared to 4.3% in the first quarter of 2018.

General and administrative expenses ("G&A expenses") were $4.6 million in the first quarter of 2019, compared to $4.4 million in the same quarter of 2018. The increase primarily reflected higher personnel expenses. G&A expenses represented 4.2% of net sales in the first quarter of 2019 and 3.3% in the first quarter of 2018.

Research and development expenses ("R&D expenses") were $6.6 million in the first quarter of 2019, compared to $8.3 million in the first quarter of 2018. R&D expenses represented 6.0% of net sales in the first quarter of 2019 compared to 6.2% in the first quarter of 2018. The reduction in R&D expenses was due to increased cost controls.

Other income, net was $1.4 million for the three months ended March 31, 2019, compared to other income, net of $0.6 million for the three months ended March 31, 2018, representing an increase of $0.8 million, primarily due to an increase in the unspecific purpose subsidies being recognized in the first quarter of 2019.

Income from operations was $1.0 million in the first quarter of 2019, compared to $4.6 million in the same quarter of 2018. The decrease was primarily due to lower gross profit and gross margin.

Interest expense was $0.6 million in the first quarter of 2019 compared to $0.4 million in the same quarter of 2018. The increase was due to increased bank borrowings at higher interest rates.

Net financial expense was $0.7 million in the first quarter of 2019 compared to net financial income of $0.8 million in the first quarter of 2018. The decrease in net financial expense was primarily due to an increase in financial income in the first quarter of 2019.

Income before income tax expenses and equity in earnings of affiliated companies was $1.2 million in the first quarter of 2019, compared to $4.0 million in the first quarter of 2018. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to lower income from operations.

Net income attributable to parent company's common shareholders was $1.5 million in the first quarter of 2019, compared to $4.3 million in the first quarter of 2018. Diluted earnings per share were $0.05 per share in the first quarter of 2019, compared to $0.14 in the first quarter of 2018.

The weighted average number of diluted common shares outstanding was 31,513,297 in the first quarter of 2019, compared to 31,644,044 in the first quarter of 2018.

Balance Sheet

As of March 31, 2019, total cash and cash equivalents and pledged cash were $91.7 million, total accounts receivable including notes receivable were $264.3 million, accounts payable were $193.3 million and short-term bank and government loans were $65.9 million. Total parent company stockholders' equity was $292.9 million as of March 31, 2019, compared to $285.9 million as of December 31, 2018.

Business Outlook

Management reiterates its revenue guidance for the full year 2019 of US$510 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 28, 2019, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin.Theiss@awakenlab.com

-Tables Follow -

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Net product sales ($12,836 and $10,846 sold to related parties for the three months ended March 31, 2019 and 2018)	$109,193	$134,018
Cost of products sold ($5,504 and $8,249 purchased from related parties for the three months ended March 31, 2019 and 2018)	95,148	112,379
Gross profit	14,045	21,639
Gain on other sales	1,269	1,513
Less: Operating expenses
Selling expenses	3,085	5,827
General and administrative expenses	4,590	4,424
Research and development expenses	6,602	8,307
Total operating expenses	14,277	18,558
Income from operations	1,037	4,594
Other income, net	1,407	621
Interest expense	(568)	(415)
Financial expense, net	(665)	(765)
Income before income tax expenses and equity in earnings of affiliated companies	1,211	4,035
Less: Income taxes	198	588
Equity in earnings of affiliated companies	211	585
Net income	1,224	4,032
Net loss attributable to non-controlling interests	(243)	(280)
Net income attributable to parent company’s common shareholders	$1,467	$4,312
Comprehensive income:
Net income	$1,224	$4,032
Other comprehensive income:
Foreign currency translation gain, net of tax	6,363	13,242
Comprehensive income	7,587	17,274
Comprehensive income attributable to non-controlling interests	214	236
Comprehensive income attributable to parent company	$7,373	$17,038

Net income attributable to parent company’s common shareholders per share

Basic –	$0.05	$0.14

Diluted-	$0.05	$0.14
Weighted average number of common shares outstanding
Basic	31,507,487	31,644,004
Diluted	31,513,297	31,644,004

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$65,471	$86,346
Pledged cash	26,205	29,623
Accounts and notes receivable, net - unrelated parties	242,574	237,519
Accounts and notes receivable, net - related parties	21,701	18,825
Inventories	90,202	88,021
Other current assets	34,076	35,094
Total current assets	480,229	495,428
Non-current assets:
Property, plant and equipment, net	137,033	129,853
Long-term investments	33,433	32,620
Other non-current assets	34,621	32,598
Total assets	$685,316	$690,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$65,888	$60,952
Accounts and notes payable - unrelated parties	187,612	205,643
Accounts and notes payable - related parties	5,668	4,477
Accrued expenses and other payables	45,897	47,032
Other current liabilities	24,181	23,196
Total current liabilities	329,246	341,300
Long-term liabilities:
Long-term government loan	297	291
Other long-term payable	7,977	8,726
Long-term tax payable	29,503	29,503
Other non-current liabilities	6,221	5,852
Total liabilities	$373,244	$385,672

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of March 31, 2019 and December 31, 2018, respectively	$3	$3
Additional paid-in capital	64,429	64,429
Retained earnings-
Appropriated	11,104	11,104
Unappropriated	212,906	211,439
Accumulated other comprehensive income	7,761	1,855
Treasury stock - 840,579 and 711,698 shares as of March 31, 2019 and December 31, 2018, respectively	(3,295)	(2,953)
Total parent company stockholders' equity	292,908	285,877
Non-controlling interests	19,164	18,950
Total stockholders' equity	312,072	304,827
Total liabilities and stockholders' equity	$685,316	$690,499

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$1,224	$4,032
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	3,987	4,342
(Reversal)/accrual of provision for doubtful accounts	(355)	275
Inventory write downs	1,112	1,543
Deferred income taxes	(84)	33
Equity in earnings of affiliated companies	(211)	(585)
Gain on fixed assets disposals	-	12
Changes in operating assets and liabilities
(Increase)/decrease in:
Accounts and notes receivable	(1,977)	559
Inventories	(1,233)	(6,592)
Other current assets	2,387	(128)
Increase/(decrease) in:
Accounts and notes payable	(21,299)	(11,950)
Accrued expenses and other payables	(2,208)	(4,031)
Other current liabilities	443	4,988
Net cash used in operating activities	(18,214)	(7,502)
Cash flows from investing activities:
(Decrease)/increase in other receivables	(249)	647
Cash received from property, plant and equipment sales	834	26
Payments to acquire property, plant and equipment (including $760 and $5,224 paid to related parties for the three months ended March 31, 2019 and 2018, respectively)	(8,777)	(8,192)
Payments to acquire intangible assets	(1,194)	-
Purchase of short-term investments	(15,563)	(1,414)
Proceeds from maturities of short-term investments	14,901	19,108
Cash received from repayment of the loan to a related party	-	20,430
Net cash (used in)/provided by investing activities	(10,048)	30,605
Cash flows from financing activities:
Proceeds from bank loans	15,275	19,672
Repayments of bank loans	(11,881)	(31,037)
Repayments of the borrowing for sale and leaseback transaction	(1,063)	-
Repurchase of common shares	(342)	-
Net cash provided by/(used in) financing activities	1,989	(11,365)
Effects of exchange rate on cash, cash equivalents and pledged cash	1,980	3,595
Net (decrease)/increase in cash, cash equivalents and pledged cash	(24,293)	15,333
Cash, cash equivalents and pledged cash at beginning of the period	115,969	96,093
Cash, cash equivalents and pledged cash at end of the period	$91,676	$111,426